HEARTLAND FINANCIAL USA, INC.
2005 LONG-TERM INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
This PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (“Agreement”), is entered into effective as of the Grant Date (as defined below), by and between the Participant (as defined below) and Heartland Financial USA, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company maintains the Heartland Financial USA, Inc. 2005 Long-Term Incentive Plan, as amended (the “Plan”), and the Participant has been selected by the Committee to receive this restricted stock unit award under the Plan;
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
Section 1.Award. In accordance with the Plan and this Agreement, the Company hereby grants to the Participant this award (“Award”) of restricted stock units (each, an “RSU”), where each RSU represents the right to receive one share of Stock in the future, subject to the terms and conditions of the Plan and this Agreement. This Award is in all respects limited and conditioned as provided herein.

Section 2.Terms of Award. The following words and phrases relating to this Award have the following meanings:

(a)The “Participant” is ____________________

(b)The “Grant Date” is January 17, 2012.

(c)The number of “RSUs” awarded is ____________

(d)The “Performance Period” is January 1, 2012 through December 31, 2012.

(e)The “Measurement Date” is December 31, 2012.

(f)For purposes of this Agreement, the Participant's employer is ____________________

Except for capitalized words and phrases defined herein, capitalized words or phrases in this Agreement (other than words and phrases found in headings) have the meanings ascribed to them under the Plan.
Section 3.Forfeiture, Earning and Vesting of RSUs.

(a)General. A Participant shall forfeit the RSUs, earn the RSUs and vest in the RSUs pursuant to and subject to this Section 3, provided that shares of Stock in connection with the RSUs shall be delivered pursuant to and subject to Section 6 below.

(b)Forfeiture of RSUs.

(i)Except as otherwise provided in this Section 3, the Participant shall forfeit any unvested RSUs (whether or not earned) as of the Date of Termination (as defined below) that occurs during the Restricted Period (as defined below).

(ii)Subject to Section 5 below, the Participant shall forfeit any RSUs unearned as of the Measurement Date.

(c)Earning of RSUs. The RSUs shall be eligible to be earned during the Performance Period, based on the level of achievement of the applicable Performance Targets (as defined below and reflected on EXHIBIT A hereto), in accordance with the following allocations:

FOR PARTICIPANTS EMPLOYED AT THE COMPANY LEVEL:

APPLICABLE ENTITY PERFORMANCE	EARNINGS	ASSETS
100% of the RSUs may be earned based on Company performance (the “Company Units”)	70% of the Company Units may be earned based on Company Earnings (the “Company Earnings Units”)	30% of the Company Units may be earned based on Company Assets (the “Company Assets Units”)

FOR PARTICIPANTS EMPLOYED AT THE BANK LEVEL:

APPLICABLE ENTITY PERFORMANCE	EARNINGS	ASSETS
40% of the RSUs may be earned based on Company performance (the “Company Units”)	70% of the Company Units may be earned based on Company Earnings (the “Company Earnings Units”)	30% of the Company Units may be earned based on Company Assets (the “Company Assets Units”)
60% of the RSUs may be earned based on Bank performance (the “Bank Units”)	70% of the Bank Units may be earned based on Bank Earnings (the “Bank Earnings Units”)	30% of the Bank Units may be earned based on Bank Assets (the “Bank Assets Units”)

(d)Vesting of RSUs.

(i)Only Earned RSUs (as defined below) are eligible for vesting, and vested RSUs shall be subject to the settlement restrictions set forth in Section 6 below.

(ii)The “Restricted Period” shall begin on the Grant Date and shall end on the second anniversary of the Measurement Date. Earned RSUs shall vest on the last day of the Restricted Period, provided that the Date of Termination has not occurred before the end of the Restricted Period.

(iii)Notwithstanding the foregoing provisions of this Section 3:

(A)If the Date of Termination occurs due to (i) termination of the Participant's employment by the Participant's employer without Cause (as defined below), (ii) Disability (as defined below) or (iii) the Participant's death, the Restricted Period shall end for any Earned RSUs and the Participant shall forfeit any unearned RSUs.

(B)If the Date of Termination occurs due to Retirement following June 30 in the year containing the Measurement Date, a pro rata portion of the RSUs shall be eligible to be earned during the Performance Period in accordance with Section 3(c) above, with such pro rata portion based on the date of Retirement, and the Restricted Period for all Earned RSUs shall end on the second anniversary of the

Measurement Date, regardless of the date of termination due to Retirement; provided, however, that the Participant shall forfeit all rights, title and interest in and to the RSUs (whether or not earned) under the Plan and this Agreement, if the Participant violates any applicable confidentiality, non-solicitation, non-competition or similar agreement between the Participant and the Company or any Subsidiary, or if the Participant otherwise Competes with the Company or any Subsidiary during the Restricted Period.

(C)Upon a Change in Control, the Restricted Period shall end for (i) all Earned RSUs, (ii) all unearned RSUs if the Plan and this Agreement are not fully assumed in such Change in Control, and (iii) all unearned RSUs if the Plan and this Agreement are fully assumed in such Change in Control and the Participant's employment is terminated by the Participant's employer without Cause or by the Participant for Good Reason (as defined below) following such Change in Control.

(D)If the Date of Termination occurs due to termination of the Participant's employment by the Participant's employer for Cause or by the Participant voluntarily (other than due to Retirement), the Participant shall forfeit all rights, title and interest in and to the RSUs (whether or not earned) and under the Plan and this Agreement.

Section 4.Adjustments. In addition to any adjustments to this Agreement permitted under the Plan, the Committee may, in its sole discretion, make any reasonable adjustments to the Performance Targets (as reflected on EXHIBIT A hereto) and measures that it deems appropriate to reflect effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management Discussion and Analysis section of the Company's annual report: (i) extraordinary, unusual and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) mergers or acquisitions. The foregoing adjustments shall only be permissible by the Committee, as determined in the sole discretion of the Committee, to the extent such adjustments do not unreasonably benefit or penalize the Participant.

Section 5.Circuit Breaker. As of the Measurement Date, no unearned RSUs may become Earned RSUs if as of such date there exists a material weakness in safety, soundness or compliance (e.g., a regulatory memorandum of understanding), at the Company level or the Bank level, as determined in the sole discretion of the Committee (a “Circuit Breaker”), such that a Circuit Breaker at the Bank level shall prevent the earning of RSUs for Participants employed by such Bank and that a Circuit Breaker at the Company level shall prevent the earning of RSUs by all Participants as of the Measurement Date; provided, however, that in the event a Circuit Breaker exists, RSUs that would become Earned RSUs but for the existence of the Circuit Breaker shall not be forfeited as of the Measurement Date, and may become Earned RSUs if the Circuit Breaker ceases to exist in its entirety prior to the second anniversary of the Measurement Date.

Section 6.Settlement of Units.  Delivery of shares of Stock or other amounts in connection with this Award shall be subject to the following:

(a)Delivery of Stock. The Company shall deliver to the Participant one share of Stock free and clear of any restrictions in settlement of each of the earned, vested and settlement-eligible RSUs within 30 days following the end of the Restricted Period.

(b)Compliance with Applicable Laws.  Notwithstanding any other provision of this Agreement or the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits in connection with this Award unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(c)Certificates.  To the extent that this Agreement or the Plan provides for the issuance of shares of Stock, the issuance may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable requirements of any securities exchange or similar entity.

Section 7.Withholding. All deliveries of shares of Stock pursuant to this Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery of any shares of Stock in connection with this Award.  At the election of the Participant, subject to any rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock that the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

Section 8.Non-Transferability of Award. Except as otherwise provided in the Plan, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of any RSUs during the Restricted Period.

Section 9.No Rights As Shareholder. The Participant shall not be a shareholder of record with respect to the RSUs and shall have no dividend or voting rights with respect to the RSUs during the Restricted Period.

Section 10.Definitions.  For purposes of this Agreement, capitalized words and phrases have the following meanings:

(a)“Bank” means the Participant's employer, as may be applicable, which employer may be a Subsidiary bank or other Subsidiary or division of the Company or a Subsidiary.

(b)“Bank Assets” means the Bank assets, as determined by the Committee in its sole discretion.

(c)“Bank Earnings” means the Bank earnings during the Performance Period, as determined by the Committee in its sole discretion.

(d)If the Participant is subject to a change in control agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “cause,” then, for purposes of this Agreement, the term “Cause” has the meaning set forth in such agreement; in the absence of such a definition, “Cause” means (i) a material violation by the Participant of any applicable material law or regulation respecting the business of the Company or a Subsidiary; (ii) the Participant being found guilty of a felony or an act of dishonesty in connection with the performance of the Participant's duties as an employee or officer of the Company or a Subsidiary, or an act that disqualifies the Participant from serving as an officer or director of the Company or a Subsidiary; (iii) the willful or negligent failure of the Participant to perform the Participant's duties to the Company or a Subsidiary in any material respect; (iv) the Participant's engaging in one or more unsafe or unsound banking practices that have a material adverse effect on the Company or a Subsidiary; or (v) the Participant's removal or suspension from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended, or any other applicable state or federal law.

(e)“Company Assets” means the Company assets, as determined by the Committee in its sole discretion.

(f)“Company Earnings” means the Company earnings during the Performance Period, as determined by the Committee in its sole discretion.

(g)“Compete” means, directly or indirectly, in any capacity, to conduct business on behalf of or become employed by or associated with as a consultant, director, advisor or otherwise, or to own, manage or operate any business in competition with the Company or a Subsidiary in any market in which the Company or a Subsidiary actively conducts business as of the Date of Termination; provided, however, that nothing in this definition shall be deemed to prohibit the acquisition or holding of not more than 2% of the shares or other securities of a publicly-traded entity.

(h)“Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment, provided that the Participant's employment shall not be considered terminated by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries, and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer.  If, as a result of a sale of a Subsidiary or other transaction, the Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant's Date of Termination.

(i)“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(j)“Earned RSU” means an RSU that is earned under this Agreement.

(k)If the Participant is subject to a change in control agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “good reason,” then, for purposes of this Agreement, the term “Good Reason” has the meaning set forth in such agreement; in the absence of such a definition, “Good Reason” means the occurrence of any of the following events:

(i)The Participant is not re-elected to, or is removed from, the Participant's position with the Company or the Bank, other than as a result of the Participant's election or appointment to a position or positions of equal or superior scope and responsibility, or the Company or the Bank fails to vest in the Participant the powers, authority and support services of any of such position or positions;

(ii)The Participant is subjected to objectively difficult or unpleasant working conditions to the extent that a reasonable employee would feel compelled to resign, provided the Company has been given at least 15 days notice of such conditions and the Participant's intent to resign, and the Company fails to remedy such conditions within 15 days of such notice; or

(iii)The Participant is subjected to conditions constituting constructive discharge, as defined by State of Iowa statute or common law.

(l)“Performance Targets” means the performance targets as reflected on EXHIBIT A hereto.

(m)“Retirement” means (i) the voluntary termination of the Participant's employment by the Participant on or after the date the Participant reaches the age of 62 and has at least 5 years of service with the Company or a Subsidiary or (ii) the Participant's “retirement” pursuant to the provisions of any defined benefit retirement plan sponsored by the Company or a Subsidiary that is then applicable to the Participant.

Section 11.Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets or business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been settled or distributed, respectively, at the time of the Participant's death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant's designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with the procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant shall be payable to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of the Designated Beneficiary's rights under this Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 12.Administration. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee, and the Committee has all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by it with respect to this Agreement or the Plan shall be final and binding on all persons.

Section 13.Plan Governs. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the terms of the Plan, copies of which may be obtained by the Participant from the office of the Secretary of the Company. This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any interpretation of the Plan or this Agreement by the Committee and any decision made by it with respect to the Plan or this Agreement are final and binding on all persons. Notwithstanding anything in this Agreement to the contrary, in the event of any discrepancies between the corporate records of the Company and this Agreement, the corporate records of the Company shall control.

Section 14.Not an Employment Contract. This Award shall not confer on the Participant any rights with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary may otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

Section 15.Amendment.  Subject to Section 18 and Section 19 below, this Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 16.Governing Law. This Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 17.Validity. If any provision of this Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 18.Section 409A Amendment. This Award is intended to comply with Code Section 409A and this Award shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain compliance with Code Section 409A; and the Participant's receipt of this Award constitutes the Participant's acknowledgement of and consent to such rights of the Committee.

Section 19.Clawback. This Award and any amount or benefit received hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant's receipt of this Award constitutes the Participant's acknowledgment of and consent to the Company's or a Subsidiary's application, implementation and enforcement of (i) the Policy or any similar policy established by the Company or a Subsidiary that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant's express agreement that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy or applicable law without further consideration or action.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms and conditions of this Agreement.

HEARTLAND FINANCIAL USA, INC.
By:

Its:

PARTICIPANT

Date:

EXHIBIT A
Performance Targets for December 31, 2012
The RSUs shall be eligible to be earned based on achievement of the applicable Performance Targets set forth in the following charts, provided that the percentage of RSUs earned shall be determined based upon linear interpolation if the applicable “Threshold” Performance Target is exceeded and the applicable “Target” Performance Target is not fully achieved, and provided further that if the applicable “Threshold” Performance Target is not achieved, 0% of the respective RSUs shall be earned and if the applicable “Target” Performance Target is exceeded, no more than 100% of the respective RSUs shall be earned. For example, with respect to the Company Earnings Units chart below, if the actual Company Earnings were $22,023,000, the Percentage of Company Earnings Units Earned would be 75%; if the actual Company Earnings were $19,300,000, the Percentage of Company Earnings Units Earned would be 0%; and if the actual Company Earnings were $30,000,000, the Percentage of Company Earnings Units Earned would be 100%.
COMPANY EARNINGS UNITS

	COMPANY EARNINGS PERFORMANCE TARGETS (,000)	PERCENTAGE OF COMPANY EARNINGS UNITS EARNED
THRESHOLD	24,875	50%
TARGET	28,875	100%
COMPANY ASSETS UNITS

	COMPANY EARNINGS PERFORMANCE TARGETS (,000)	PERCENTAGE OF COMPANY EARNINGS UNITS EARNED
THRESHOLD	4,450,000	50%
TARGET	4,585,000	100%
BANK EARNINGS UNITS

	COMPANY EARNINGS PERFORMANCE TARGETS (,000)	PERCENTAGE OF COMPANY EARNINGS UNITS EARNED
THRESHOLD		50%
TARGET		100%
*The chart immediately above is not applicable for a Participant employed at the Company level.

BANK ASSETS UNITS

	COMPANY EARNINGS PERFORMANCE TARGETS (,000)	PERCENTAGE OF COMPANY EARNINGS UNITS EARNED
THRESHOLD		50%
TARGET		100%
*The chart immediately above is not applicable for a Participant employed at the Company level.